UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person
   Rudick, A. Joseph
   150 Broadway Avenue, Suite 1110
   New York, New York  10038

2. Issuer Name and Ticker or Trading Symbol

   Atlantic Pharmaceuticals, Inc. ("ATLC")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  ( ) 10% Owner  (X)  Officer  (give  title  below)
   ( ) Other  (specify below)

      President

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

*If form is filed by more than one reporting  person,  see instruction  4(b)(v).
(Over) SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4    |Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  and 5)   | A/|Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$3.25   |     |3(1)| 10,000    |   |8/7/ |8/6/ |Common      |10,000 |       |            | D |            |
(right to buy)          |        |     |    |           |   |99(2)|08   |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$1.375  |5/28/| A  | 10,000    |   |5/28/|5/27/|Common      |10,000 |       |            | D |            |
(right to buy)          |        |  99 |    |           |   |99(3)|09   |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$1.313  |8/9/ | A  | 50,000    |   | (4) |8/8/ |Common      |50,000 |       |            | D |            |
(right to buy)          |        | 99  |    |           |   |     |09   |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$1.75   |9/23/| A  |  2,000    |   |9/23/|9/22/|Common      | 2,000 |       |            | D |            |
(right to buy)          |        | 99  |    |           |   |99(5)| 09  |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option            |$1.50   |8/9/ | A  | 25,000    |   | (6) |10/20|Common      |25,000 |       | 97,000     | D |            |
(right to buy)          |        | 99  |    |           |   |     |09   |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

(1) The reporting person held 10,000 stock options on May 18, 1999, the date that the reporting person became a director of Atlantic Pharmaceuticals, Inc.
(2) One-third of the option became exercisable on August 7, 1999 and the balance of the option is exercisable in 24 equal monthly installments thereafter.
(3)       The option vests in three equal annual  installments  beginning on May
          28, 2000.
(4) The option vests in four equal annual installments beginning on August 8, 2000. The option may only be exercised if the fair market value of the Common Stock is equal to or greater than $3.50 per share.
(5)       The option vests on September 23, 2000
(6) The option vests immediately but may only be exercised if the fair market value of the Common Stock is equal to or greater than $3.50 per share.

                         A. Joseph Rudick

                         /s/ A. Joseph Rudick                February 9, 2000
                        -------------------------------      ----------------
                         ** Signature of Reporting Person         Date

Note:   File three copies of this Form, one of which must be manually signed.
            If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number. Page 2


                                                                 SEC 2270 (7-96)